Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of OrthoLogic Corp. and subsidiaries on Form S-4 of our report dated March 15, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of the bone device business) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Phoenix, Arizona
June 2, 2004